Exhibit 10.1

EXECUTION VERSION

SUNTRUST BANK

303 Peachtree Street

Atlanta, Georgia 30308

SUNTRUST ROBINSON

HUMPHREY, INC.

3333 Peachtree Road

Atlanta, Georgia 30326

April 2, 2018

NN, Inc.

207 Mockingbird Lane

Johnson City, Tennessee 37604

Attention:	Tom Burwell
Senior Vice President and Chief Financial Officer

Project Phoenix

$200 Million Senior Secured Incremental First Lien Term Loan Facility

$100 Million Senior Secured Revolving Credit Facility

$1,025 Million Senior Secured First Lien Term Loan Facility

Commitment Letter

Ladies and Gentlemen:

You have advised SunTrust Bank (“SunTrust Bank”) and SunTrust Robinson Humphrey, Inc. (“STRH” and, together with SunTrust Bank, the “Commitment Parties”, “us” or “we”) that NN, Inc., a Delaware corporation (the “Borrower” or “you”), intends to acquire (the “Acquisition”) all of the equity interests of the entity identified to us as “Project Phoenix” (the “Target”) from the existing shareholder of the Target (the “Seller”). The Acquisition will be effected by the purchase by Precision Engineered Products, LLC, a Delaware limited liability company and subsidiary of the Borrower (the “Purchaser”), of all the capital stock of the Target from the Seller, after which the Target and its subsidiaries will be direct or indirect subsidiaries of the Borrower.

You have further advised us that the total funds needed to (a) finance the Acquisition, (b) refinance certain existing indebtedness of the Borrower and its subsidiaries and the Target and its subsidiaries (the “Refinancing”), including, without limitation, if the Required Amendments are not obtained prior to the Launch Date, all indebtedness outstanding under the Borrower’s Amended and Restated Credit Agreement, dated as of September 30, 2016 (as amended by the Incremental Amendment to Amended and Restated Credit Agreement, dated as of October 31, 2016, Amendment No. 1 to the Amended and Restated Credit Agreement, dated as of April 3, 2017, Amendment No. 2 to the Amended and Restated Credit Agreement, dated as of August 15, 2017 and Amendment No. 3 to the Amended and Restated Credit Agreement, dated as of November 24, 2017, the “Existing Credit Agreement”), (c) pay fees and expenses incurred in connection with the Transactions (as hereinafter defined), and (d) provide ongoing working capital and funds for other general corporate purposes of the Borrower and its subsidiaries, is anticipated to consist of:

(i) if the Required Amendments (as hereinafter defined) are obtained prior to the April 9, 2018 (or such later date as agreed by the Commitment Parties) (the “Launch Date”), a $200 million incremental senior secured term first lien loan facility (the “Incremental Term Loan Facility”) under the Existing Credit Agreement, as described in the Summary of Terms attached hereto as Exhibit A (the “Incremental Term Loan Facility Term Sheet”);

(ii) if the Required Amendments are not obtained prior to the Launch Date, senior secured first lien credit facilities in the amount of up to $1,125 million for the Borrower consisting of (A) a first lien term loan facility in the amount of up to $1,025 million (the “First Lien Term Loan Facility”), and (B) a first lien revolving credit facility in the amount of up to $100 million (the “Revolving Credit Facility” and, together with the First Lien Term Loan Facility, the “First Lien Credit Facilities” and together with the Incremental Term Loan Facility, the “Facilities”), each as described in the Summary of Terms attached hereto as Exhibit B (the “First Lien Credit Facilities Term Sheet”); and

(iii) cash on hand.

In connection with the Acquisition, it is intended that the Borrower will seek an amendment (the “Amendment”) to the Existing Credit Agreement (the Existing Credit Agreement as amended by the Amendment, hereinafter referred to as the “Amended Credit Agreement”) to implement the amendments (such amendments, the “Required Amendments”) described in Exhibit D to this Commitment Letter (such amendments, the “Required Amendments Term Sheet” and together with the Incremental Term Loan Facility Term Sheet and the First Lien Credit Facilities Term Sheet, the “Term Sheets”).

As used herein, the term “Debt Financing” means the transactions described in clauses (i) and (ii) above and the term “Transactions” means, collectively, the Acquisition, the Refinancing, the Debt Financing, the Amendment and the payment of fees, commissions and expenses in connection with each of the foregoing. This letter, including the Term Sheets and the Conditions Annex attached hereto as Exhibit C (the “Conditions Annex”), is hereinafter referred to as the “Commitment Letter”. The date of the consummation of the Acquisition is referred to herein as the “Acquisition Closing Date”. The date of the consummation of the Acquisition and the first extension of credit under any of the Facilities is referred to herein as the “Closing Date”. Except as the context otherwise requires, references to the “Borrower and its subsidiaries” will include the Target and its subsidiaries after giving effect to the Transactions and references to the “Target” will include the Target and its subsidiaries.

1. Commitments.

(a) SunTrust Bank (in such capacity, the “Initial Term Loan Lender”) is pleased to advise you of its commitment to provide 100% of each of the Incremental Term Loan Facility and the First Lien Term Loan Facility. The foregoing commitments hereunder in respect of the Incremental Term Loan Facility and the First Lien Term Loan Facility shall each automatically be reduced, on a dollar-for-dollar basis, by the aggregate net proceeds from the issuance or sale prior to the Closing Date of any equity securities of the Borrower (the “Equity Offering”) upon the closing thereof.

(b) SunTrust Bank (in such capacity, an “Initial Revolving Lender” and, together with the Initial Term Loan Lender, the “Initial Lenders”) is pleased to advise you of its commitment to provide 50% of the Revolving Credit Facility.

2. Engagements and Titles. It is agreed that:

(a) each of (A) STRH will act as a joint lead arranger for the Amendment (in such capacity, the “Amendment Lead Arranger”) to solicit consents for the approval of the Amendment from the lenders under the Existing Credit Agreement (the “Existing Lenders”) and (B) STRH will act as a joint bookrunner for the Amendment;

(b) each of (A) STRH will act as a joint lead arranger for the Incremental Term Loan Facility and the First Lien Term Loan Facility (in such capacity, the “Term Loan Lead Arranger”) to form a syndicate of banks, financial institutions and other institutional lenders with respect to the Incremental Term Loan Facility and the First Lien Term Loan Facility (collectively, the “Term Loan Lenders”) in consultation with you and (B) STRH will act as a joint bookrunner for the Incremental Term Loan Facility and the First Lien Term Loan Facility;

(c) each of (A) STRH will act as a joint lead arranger for the Revolving Credit Facility (in such capacity, the “Revolving Lead Arranger” and together with the Amendment Lead Arranger and the Term Loan Lead Arranger, the “Lead Arrangers”) to form a syndicate of banks, financial institutions and other institutional lenders with respect to the Revolving Credit Facility (including SunTrust Bank) (collectively, the “Revolving Lenders” and together with the Existing Lenders and the Term Loan Lenders, the “Lenders”) in consultation with you and (B) STRH will act as a joint bookrunner for the Revolving Credit Facility;

(d) SunTrust Bank will act as sole and exclusive administrative agent and collateral agent for the First Lien Credit Facilities (in such capacity, the “First Lien Administrative Agent”); and

(e) SunTrust Bank will act as sole and exclusive documentation agent for the Facilities.

It is further agreed that, notwithstanding anything to the contrary contained herein, SunTrust Bank or STRH shall have “left” and highest placement in any and all marketing materials or other documentation used in connection with the Facilities (in each case, notwithstanding any appointment of any additional agents, arrangers or bookrunners for the Facilities).

Notwithstanding the foregoing, you may, on or prior to the date which is 10 business days after the date of your acceptance of this Commitment Letter in accordance with the terms hereof (but in any event, not after the consents to the Required Amendments have been obtained), appoint additional joint lead arrangers, bookrunners, syndication agents, documentation agents or co-managers or confer other titles in respect of the Facilities (any such joint lead arranger, bookrunner, syndication agent, documentation agent, co-manager or other titled institution, an “Additional Agent”) in a manner and with economics determined by you in consultation with the Commitment Parties (it being understood that (i) you may allocate up to 50% of the total economics in respect of the Incremental Term Loan Facility and the First Lien Term Loan Facility to Additional Agents (which shall be pro rata across the Incremental Term Loan Facility and the First Lien Term Loan Facility); provided that upon any such allocation, such Additional Agent shall also provide a commitment in respect of a corresponding portion of the Revolving Credit Facility, (ii) each such Additional Agent (or its affiliate) shall assume a proportion of the commitments with respect to the Incremental Term Loan Facility and the First Lien Term Loan Facility that is equal to the proportion of the economics allocated to such Additional Agent (or its affiliates in respect thereof), (iii) the economics granted to any Additional Agent shall not exceed the economics of any Commitment Party and (iv) to the extent you appoint (or confer titles on) any Additional Agent in respect of the Incremental Term Loan Facility and the First Lien Term Loan Facility, the economics allocated to, and the commitment amount of, SunTrust Bank in respect of such Facility will be proportionately reduced (or otherwise reduced in a manner agreed by you and us) by the amount of the economics allocated to, and the commitment amount of, such Additional Agent (or its affiliate), in each case upon the execution and delivery by such Additional Agent during such 10 business day period referenced above of customary joinder documentation reasonably acceptable to you and us and, thereafter, each such Additional Agent shall constitute a “Commitment Party,” “Initial Term Lender,” “Initial Revolving Lender,” “Initial Lender,” “Term Loan Lead Arranger,” “Revolving Leader Arranger” and “Lead Arranger”, as applicable, under this Commitment Letter and under the Fee Letter). No additional agents, co-agents, arrangers or bookrunners will be appointed, and no other titles will be awarded, and no other compensation will be paid (other than compensation expressly contemplated by this Commitment Letter and the Fee Letter) unless you and we shall agree in writing.

3. Conditions.

(a) The commitments and undertakings of the Commitment Parties hereunder are subject solely to the satisfaction of the conditions precedent set forth in the Conditions Annex.

(b) Notwithstanding anything in this Commitment Letter, the Fee Letter, the definitive documentation for the Facilities (the “Facilities Documentation”) or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations and warranties relating to the Target, its subsidiaries and their respective businesses the accuracy of which shall be a condition to the availability of the Facilities on the Closing Date shall be (A) the representations and warranties made by, or with respect to, the Target and its subsidiaries in the Purchase Agreement (as defined in the Conditions Annex) as are material to the interests of the Lenders (in their capacities as such), but only to the extent that you (or any of your affiliates) have the right (determined without regard to any notice requirement) to terminate your (or any of your affiliates) obligations under the Purchase Agreement (or decline or otherwise refuse to consummate the Acquisition pursuant to the Purchase Agreement) as a result of a breach of any such representation and warranty in the Purchase Agreement or any such representation and warranty not being accurate (in each case, determined without regard to any notice requirement) (the “Specified Purchase Agreement Representations”) and (B) the Specified Representations (as hereinafter defined) and (ii) the terms of the Facilities Documentation shall be in a form such that they do not impair availability of or the initial funding of the Facilities on the Closing Date if the conditions set forth, or referred to, in the Conditions Annex are satisfied or waived, it being understood that to the extent that any security interests in any Collateral (as defined in the First Lien Credit Facilities Term Sheet) or any deliverable related to the perfection of a security interest in any Collateral (other than (1) security interests in Collateral subject to the Uniform Commercial Code (and the equivalent law or statute in the relevant foreign jurisdictions) that may be perfected by the filing of Uniform Commercial Code financing statements (and the equivalents thereof in the relevant foreign jurisdictions) and (2) the delivery of stock certificates evidencing certificated stock that is part of the Collateral (other than stock issued by foreign subsidiaries and any such certificated stock certificates of any subsidiary of the Target solely to the extent such certificates are not received from the Target after your use of commercially reasonable efforts to obtain them on the Closing Date)) is not or cannot be perfected on the Closing Date after your use of commercially reasonable efforts to do so, the perfection of security interests therein shall not constitute a condition precedent to the availability of the Facilities on the Closing Date but shall be required to be completed within 60 days after the Closing Date (or such later date as may be agreed by the First Lien Administrative Agent). For purposes hereof, “Specified Representations” means the representations and warranties set forth in the Facilities Documentation relating to organizational existence of the Borrower and the Guarantors (as defined in the Term Sheets) and good standing of the Borrower and each Guarantor in their respective jurisdictions of organization; organizational power and authority and due authorization, execution and delivery, in each case, as they relate to entering into and performance of the Facilities Documentation; enforceability of the Facilities Documentation;

no conflicts with or consent under organizational documents of the Borrower and the Guarantors as they relate to the entering into and performance of the Facilities Documentation; solvency as of the Closing Date (after giving effect to the Transactions) of the Borrower and its subsidiaries on a consolidated basis; use of proceeds; subject to the parenthetical in the immediately preceding sentence, creation, validity, priority (subject to permitted liens) and perfection of security interests in the Collateral; Federal Reserve margin regulations; sanctions laws; the USA PATRIOT Act; anti-corruption laws; anti-money laundering laws; and the Investment Company Act. Notwithstanding anything to the contrary contained herein, to the extent any of the Specified Purchase Agreement Representations or the Specified Representations with respect to the Target, its subsidiaries and their respective businesses are qualified or subject to “material adverse effect,” the definition thereof shall be “Company Material Adverse Effect”, as defined in the Purchase Agreement on the date hereof, for purposes of any representations and warranties made or to be made on, or as of, the Closing Date. This paragraph, and the provisions contained herein, shall be referred to as the “Limited Conditionality Provision.”

4. Syndication.

(a) The Lead Arrangers intend to commence solicitation of consents to the Amendment and syndication of the Facilities promptly upon your acceptance of this Commitment Letter and the Fee Letter. You agree, until the Syndication Assistance Termination Date (as hereinafter defined), to actively assist, to cause your subsidiaries to actively assist, and to use your commercially reasonable efforts to cause the Target and its subsidiaries to actively assist, the Lead Arrangers in obtaining the consents necessary to approve the Amendment and achieving a syndication of the Facilities that is satisfactory to us and you. Such assistance shall include your (i) providing and causing your advisors, and using commercially reasonable efforts to cause advisors of the Target, to provide the Commitment Parties upon request with all information reasonably deemed necessary by the Lead Arrangers to complete the solicitation and syndication, including, but not limited to, information and evaluations prepared by you, the Target and your and its advisors, or on your or its behalf, relating to the Transactions (including the Projections (as hereinafter defined), the “Information”), (ii) assisting in the preparation of confidential information memoranda and other materials to be used in connection with the solicitation of consents to the Amendment and syndication of the Facilities (collectively with the Term Sheets and any additional summary of terms prepared for distribution to Public Lenders (as hereinafter defined), the “Information Materials”), (iii) using your commercially reasonable efforts to ensure that the solicitation and syndication efforts of the Lead Arrangers benefit materially from your existing banking relationships and the existing banking relationships of the Target, (iv) using your commercially reasonable efforts to obtain public corporate credit, corporate family and senior secured debt ratings of the Borrower (after giving effect to the Transactions) from Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc. (“S&P”), and Moody’s Investors Service, Inc. (“Moody’s”), respectively, together with ratings and recovery ratings for the Facilities from such rating agencies, in each case, prior to the Marketing Period Commencement Date (as hereinafter defined) and to participate actively in the process of securing such ratings, including having your senior management and (to the extent reasonable and practical) appropriate members of management of the Target meet with such rating agencies, and (v) otherwise assisting the Lead Arrangers in their solicitation and syndication efforts, including by making your officers and advisors and the officers and advisors of the Target and its subsidiaries available from time to time to attend and make presentations regarding the business and prospects of the Borrower and its subsidiaries, as appropriate, at one or more meetings of Existing Lenders and prospective Lenders.

(b) It is understood and agreed that STRH will manage and control all aspects of the solicitation of consents to the Amendment and syndication with respect to the Facilities in consultation with you and the other Lead Arrangers, including decisions as to the selection of prospective Lenders and any titles offered to proposed Lenders, when commitments will be accepted and the final allocations of the commitments among the Lenders. Subject to clause (c) below and effective only upon the funding of the

Facilities on the Closing Date, in connection with the syndication of each of the Facilities, as each new Lender is added to any Facility, the commitments of each Initial Lender to such Facility shall be reduced pro rata based on their respective commitments to such Facility. It is understood that no Lender participating in the Facilities will receive compensation from you in order to obtain its commitment, except on the terms contained herein and in the applicable Term Sheet. It is also understood and agreed that the amount and distribution of the fees among the Lenders will be at the sole and absolute discretion of the Lead Arrangers.

(c) Notwithstanding the right of the Lead Arrangers to syndicate the Facilities and receive commitments with respect thereto or to assign their respective commitments hereunder, (i) no Initial Lender shall be relieved, released or novated from its obligations hereunder, including its obligation to fund its commitment to the respective applicable Facilities on the Closing Date, in connection with any syndication, assignment or participation of any of such Facilities, including its commitment in respect thereof, until funding of such Facilities on the Closing Date and (ii) each Initial Lender shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the respective applicable Facilities, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the Closing Date has occurred, in each case unless you otherwise agree in writing. Without limiting your obligations to assist with the syndication efforts as set forth herein, it is understood that the commitments of the Initial Lenders hereunder are not conditioned upon the syndication of the Facilities and in no event shall the commencement or successful completion of the syndication of the Facilities, nor your compliance with the foregoing provisions of this Section 4 or any other provision of this Commitment Letter, the Fee Letter or the Facilities Documentation (in each case, other than the provisions of the Conditions Annex), constitute a condition to the availability of the Facilities on the Closing Date.

(d) The provisions of this Section 4 shall remain in full force and effect until the earliest of (i) 90 days following the Closing Date, (ii) the completion of a Successful Syndication (as defined in the Fee Letter) on or after the Closing Date and (iii) the termination of this Commitment Letter pursuant to the last paragraph hereof other than as a result of the occurrence of the Closing Date (the “Syndication Assistance Termination Date”).

(e) In consideration of the time and resources that the Commitment Parties will devote to the Facilities, you agree that, until the occurrence of the Syndication Assistance Termination Date (but in any event, not prior to the Acquisition Closing Date if the commitments hereunder are still outstanding), you will not, and will cause your subsidiaries not to (and will use your commercially reasonable efforts, to the extent practical and in all instances subject to, and not in contravention of, the Purchase Agreement as in effect on the date hereof, to cause the Target and its subsidiaries not to), solicit, initiate, entertain or permit, or enter into any discussions in respect of, any offering, placement or arrangement of any competing indebtedness or bank financing by, or on behalf of, the Borrower, the Target or any of their respective subsidiaries.

5. Information.

(a) You represent, warrant and covenant that (i) all financial projections concerning the Borrower, the Target and their respective subsidiaries that have been or are hereafter made available to the Commitment Parties or any of the Lenders by you or any of your subsidiaries or representatives (or on your or their behalf) or by the Target or any of its subsidiaries or representatives (or on their behalf) (the “Projections”) have been or will be prepared in good faith based upon assumptions you believe to be reasonable at the time of preparation (provided that with respect to the Target and its subsidiaries, this representation, warranty and covenant is made only to your knowledge), it being understood and agreed that the Projections are as to future events and are not to be viewed as facts, and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results, and such differences may be material and (ii) all Information, other than Projections, which has been or is hereafter made available to the Commitment Parties or any of the Lenders by you or any of your representatives (or on your or their behalf) or, to your knowledge, by the Target or any of its subsidiaries or representatives (or on their behalf), in connection with any aspect of the Transactions, as and when furnished, and when taken as a whole, is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading. You agree to furnish us with further and supplemental information from time to time until the Closing Date and, if requested by us, for a reasonable period thereafter until the Syndication Assistance Termination Date, as is necessary to complete the syndication of the Facilities so that the representations, warranties and covenants in the immediately preceding sentence are correct in all material respects on the Closing Date and, if applicable, on such later date on which the syndication of the Facilities is completed as if the Information were being furnished, and such representations, warranties and covenants were being made, on such date. In issuing this commitment, and in soliciting consents to the Amendment and arranging and syndicating the Facilities, each Commitment Party is and will be using and relying on the Information without independent verification thereof.

(b) (i) You acknowledge that (A) the Commitment Parties, on your behalf, will make available Information and Information Materials to the Existing Lenders and proposed syndicate of Lenders by posting the Information and Information Materials on IntraLinks, SyndTrak or another similar electronic system and (B) certain Existing Lenders and prospective Lenders (such Lenders, “Public Lenders”; all other Lenders, “Private Lenders”) may have personnel that do not wish to receive material non-public information (within the meaning of the United States federal securities laws, “MNPI”) with respect to you, the Target or any of your or its affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such entities’ securities. If requested, you will assist us in preparing an additional version of the Information and Information Materials not containing MNPI (the “Public Information Materials”) to be distributed to Existing Lenders and prospective Public Lenders.

(ii) Before distribution of any Information and Information Materials (A) to Existing Lenders and prospective Private Lenders, you shall provide us with a customary letter authorizing the dissemination of such Information or Information Materials and (B) to Existing Lenders and prospective Public Lenders, you shall provide us with a customary letter authorizing the dissemination of the Public Information Materials and confirming the absence of MNPI therefrom. In addition, at our request, you shall identify Public Information Materials by clearly and conspicuously marking the same as “PUBLIC”.

(iii) You agree that the Commitment Parties, on your behalf, may distribute the following documents to all Existing Lenders and prospective Lenders, unless you advise the Commitment Parties in writing (including by email) within a reasonable time prior to their intended distributions that such material should only be distributed to Private Lenders: (A) administrative materials for Existing Lenders and prospective Lenders such as lender meeting invitations and funding and closing memoranda, (B) notifications of changes to the Facilities’ terms and (C) other materials intended for Existing Lenders and/or prospective Lenders after the initial distribution of the Information and Information Materials, including drafts and final versions of definitive documents with respect to the Facilities. If you advise us that any of the foregoing items should be distributed only to Private Lenders, then the Commitment Parties will not distribute such materials to Public Lenders without further discussions with you. You agree (whether or not any Information or Information Materials are marked “PUBLIC”) that Information and Information Materials made available to Public Lenders in accordance with this Commitment Letter shall not contain MNPI.

6. Expenses. By executing this Commitment Letter, you agree to reimburse the Commitment Parties from time to time on demand (to the extent you have been provided an invoice therefor at last three (3) Business Days prior to such reimbursement), for all reasonable out-of-pocket fees and expenses (including, but not limited to, (a) the reasonable fees, disbursements and other charges of counsel to the Commitment Parties and (b) due diligence expenses) incurred in connection with the Facilities, the solicitation of consents to the Amendment, the syndication of the Facilities and the preparation of the definitive documentation for the Amendment and the Facilities, and with any other aspect of the Transactions and any similar transaction and any of the other transactions contemplated thereby. You acknowledge that we may receive a benefit, including without limitation, a discount, credit or other accommodation, from any of such counsel based on the fees such counsel may receive on account of their relationship with us including, without limitation, fees paid pursuant hereto.

7. Indemnification. You agree to indemnify and hold harmless each Commitment Party, each Lender and each of their respective affiliates and their respective officers, directors, employees, agents, advisors and other representatives (each an “Indemnified Party”) from and against (and will reimburse each Indemnified Party as the same are incurred for) any and all claims, damages, losses, liabilities and expenses (including, without limitation, the reasonable fees, disbursements and other charges of counsel (which, for the avoidance of doubt, may include internal counsel) with respect to the Amendment, the Debt Financing and the Facilities, which shall be limited to one counsel for the Commitment Parties and, if reasonably necessary, a single local counsel for all Indemnified Parties (taken as a whole) in each relevant jurisdiction and with respect to each relevant specialty, and in the case of an actual or perceived conflict of interest, one additional counsel in each relevant jurisdiction to the affected Indemnified Parties similarly situated and taken as a whole) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (a) any aspect of the Transactions or any similar transaction and any of the other transactions contemplated thereby or (b) the Amendment, the Debt Financing, the Facilities and any other financings in connection with the Transactions, or any use made or proposed to be made with the proceeds thereof, except to the extent such claim, damage, loss, liability or expense is found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct or material breach of such Indemnified Party’s contractual obligations to you under this Commitment Letter. In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by you, your equityholders or creditors or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not any aspect of the Transaction is consummated. You also agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to you or your subsidiaries or affiliates or to your or their respective equity holders or creditors arising out of, related to or in connection with any aspect of the Transactions, except to the extent of direct, as opposed to special, indirect, consequential or punitive, damages determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct or material breach of such Indemnified Party’s contractual obligations to you under this Commitment Letter. Notwithstanding any other provision of this Commitment Letter, no Indemnified Party shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems, other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnified Party as determined by a final and nonappealable judgment of a court of competent jurisdiction.

8. Confidentiality. This Commitment Letter, the fee letter among you and the Commitment Parties (the “Fee Letter”) and the contents hereof and thereof are confidential and shall not be disclosed by you in whole or in part to any person or entity without the prior written consent of the

Commitment Parties party thereto except (a) to your directors, officers, attorneys, accountants, financial advisors and other professional advisors (collectively, “Representatives”), provided that each such person is advised of its obligation to retain such information as confidential, (b) this Commitment Letter and the existence and contents of this Commitment Letter (and the Fee Letter, to the extent redacted in a manner reasonably satisfactory to the Commitment Parties) may be disclosed to the Target, the Seller and their Representatives and equityholders in connection with their consideration of the Acquisition, provided that each such person is advised of its obligation to retain such information as confidential, (c) in any legal, judicial or administrative proceeding or as otherwise required by law or regulation or as requested by a governmental authority (in which case you agree, to the extent determined by you in good faith to be permitted by law, to inform us promptly in advance thereof), (d) this Commitment Letter and the existence and contents of this Commitment Letter (but not the Fee Letter or the contents thereof) may be disclosed in any syndication or other marketing materials in connection with the Facilities (it being acknowledged that the aggregate amount of the fees or other payments in the Fee Letter may be included in projections and pro forma information and a generic disclosure of aggregate sources and uses contained in such syndication and other marketing materials), (e) the Term Sheets and the Conditions Annex, including the existence and contents thereof, may be disclosed to any rating agency, (f) this Commitment Letter and the existence and contents of this Commitment Letter (including the Term Sheets and the Conditions Annex, but not the Fee Letter or the contents thereof) may be disclosed to any Lenders or participants or prospective Lenders or prospective participants and (g) this Commitment Letter and the existence and contents of this Commitment Letter (including the Term Sheets and the Conditions Annex, but not the Fee Letter or the contents thereof) may be disclosed in any required filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges (it being acknowledged that the aggregate amount of the fees or other payments in the Fee Letter may be included in projections and pro forma information and a generic disclosure of aggregate sources and uses in any such filings); provided that with respect to clauses (d) through (g), such disclosure shall be permitted only after your acceptance of this Commitment Letter and the Fee Letter in accordance with Section 13 hereof.

9. Other Services.

(a) You acknowledge that the Commitment Parties or their respective affiliates may be providing financing or other services to parties whose interests may conflict with yours. The Commitment Parties agree that they will not furnish confidential information obtained from you to any of their other customers and that they will treat confidential information relating to you, the Target and your and their respective affiliates with the same degree of care as they treat their own confidential information. The Commitment Parties further advise you that they will not make available to you confidential information that they have obtained or may obtain from any other customer. In connection with the services and transactions contemplated hereby, you agree that the Commitment Parties are permitted to access, use and share with any of their bank or non-bank affiliates, agents, advisors (legal or otherwise) or representatives any information concerning you, the Target or any of your or its respective affiliates that is or may come into the possession of any Commitment Party or any of its affiliates.

(b) In connection with all aspects of each transaction contemplated by this Commitment Letter, you acknowledge and agree, and acknowledge your affiliates’ understanding, that: (i)(A) the arranging and other services described herein regarding the Facilities are arm’s-length commercial transactions between you and your affiliates, on the one hand, and the Commitment Parties, on the other hand, (B) you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate, and (C) you are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby; (ii) (A) each Commitment Party has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for you, any of your affiliates or any other person or entity and (B) no Commitment Party has any obligation to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein; and (iii) the Commitment Parties and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and those of your affiliates, and no Commitment Party shall have any obligation to disclose any of such interests to you or your affiliates. To the fullest extent permitted by law, you hereby waive and release any claims that you may have against any Commitment Party with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated by this Commitment Letter.

(c) STRH and/or its affiliates have been retained as the buy-side financial advisor to the Borrower (in such capacity, the “Financial Advisor”) in connection with the Acquisition. You agree to any such retention, and further agree not to assert any claim you might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from, on the one hand, such retention of the Financial Advisor and, on the other hand, our relationship with you as described and referred to herein.

(d) You acknowledge that each Lead Arranger or its lending affiliate is currently acting as a lender under the Existing Credit Agreement and your and such Lead Arranger’s and its affiliates rights and obligations under any other applicable agreement including the Existing Credit Agreement that currently or hereafter may exist are, and shall be, separate and distinct from the rights and obligations of the parties pursuant to this Commitment Letter, and none of such rights and obligations under such other agreements shall be affected by any Lead Arranger’s performance or lack of performance hereunder. You hereby agree that the Lead Arrangers may render their respective services under this Commitment Letter notwithstanding any actual or potential conflict of interest presented by the foregoing and you hereby waive any conflict of interest claims relating to the relationship between any Lead Arranger and you and your affiliates in connection with the engagement contemplated hereby on the one hand, and the exercise by any Lead Arranger or any of its affiliates of any of their rights and duties under any credit or other agreement including the Existing Credit Agreement, on the other hand.

10. Governing Law; Jurisdiction; Waiver of Jury Trial, Etc. This Commitment Letter (including, without limitation, the Term Sheets and the Conditions Annex) and the Fee Letter shall be governed by, and construed in accordance with, the laws of the State of New York. You irrevocably and unconditionally agree that you will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against any Commitment Party, any Lender or any Indemnified Party in any way relating to this Commitment Letter (including, without limitation, the Term Sheets and the Conditions Annex), the Fee Letter, the transactions contemplated hereby and thereby or the actions of any of the Commitment Parties in the negotiation, performance or enforcement hereof, in any forum other than the courts of the State of New York sitting in the Borough of Manhattan in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court. You hereby irrevocably and unconditionally waive any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in an inconvenient forum. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Commitment Letter (including the Term Sheets and the Conditions Annex) or the Fee Letter shall affect any right that any Commitment Party or any Lender may otherwise have to bring any action or proceeding relating to this Commitment Letter (including the Term Sheets and the Conditions Annex) or the Fee Letter against you or your properties in the courts of any jurisdiction. Service of any process, summons, notice or document by registered mail addressed to such person shall be effective service of process against such person for any suit, action or proceeding brought in any such court. Each of you and the Commitment Parties hereby irrevocably waives any and all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter (including the Term Sheets and the Conditions Annex), the Fee Letter, the Transactions and the other transactions contemplated hereby and thereby or the actions of the Commitment Parties in the negotiation, performance or enforcement hereof; provided that, notwithstanding the foregoing to the contrary, it is understood and agreed that any determinations as to (x) whether any representations and warranties made by or on behalf of the Target and its subsidiaries in the Purchase Agreement have been breached, (y) whether you or any of your subsidiaries that is a party to the Purchase Agreement can terminate your (or its) obligations under the Purchase Agreement and (z) whether a Company Material Adverse Effect has occurred, shall, in each case be governed by the laws of the State the laws of which govern the Purchase Agreement.

11. Survival.

(a) The provisions of Sections 6, 7, 8, 9, 10, 11 and 12(b) of this Commitment Letter shall remain in full force and effect regardless of whether any of the Facilities Documentation shall be executed and delivered, and notwithstanding the termination of this Commitment Letter or any commitment or undertaking of any Commitment Party hereunder.

(b) Your obligations to assist in the syndication of the Facilities as set forth in Section 4 and the representations, covenants and other provisions of Section 5 with respect to the syndication of the Facilities shall remain in full force and effect until the Syndication Assistance Termination Date.

12. Miscellaneous.

(a) This Commitment Letter and the Fee Letter may be executed in counterparts which, taken together, shall constitute an original. Delivery of an executed counterpart of this Commitment Letter or the Fee Letter by telecopier or facsimile shall be effective as delivery of a manually executed counterpart thereof.

(b) This Commitment Letter (including the Term Sheets and the Conditions Annex) and the Fee Letter embody the entire agreement and understanding among the Commitment Parties, you, and your their respective affiliates with respect to the Facilities and supersede all prior agreements and understandings relating to the specific matters hereof. Those matters that are not covered or made clear herein, in the Term Sheets, in the Conditions Annex or in the Fee Letter are subject to mutual agreement of the parties (subject to the Limited Conditionality Provision). No party has been authorized by any Commitment Party to make any oral or written statements that are inconsistent with this Commitment Letter.

(c) This Commitment Letter is not assignable by you without the prior written consent of the Commitment Parties and is intended to be solely for the benefit of the parties hereto and the Indemnified Parties.

(d) The Commitment Parties hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Act”), each of them is required to obtain, verify and record information that identifies you, which information includes your name and address and other information that will allow the Commitment Parties to identify you in accordance with the Act.

13. Acceptance/Expiration of Commitments. This Commitment Letter and all commitments and undertakings of the Commitment Parties hereunder will expire at 5:00 p.m. (New York City time) on April 2, 2018 unless you execute this Commitment Letter and the Fee Letter and return them to us prior to that time (which may be by facsimile transmission or .pdf), whereupon this Commitment Letter (including the Term Sheets and the Conditions Annex) and the Fee Letter (each of which may be signed in one or more counterparts) shall become binding agreements. Thereafter, unless the Closing Date shall have occurred, all commitments and undertakings of the Commitment Parties hereunder will expire on the earliest of (A) as automatically extended in accordance with Section 7.3(a) of the Purchase Agreement as in effect on the date hereof, the End Date (as defined in the Purchase Agreement on the date hereof), (B) the closing of the Acquisition without the use of any of the Facilities and (C) the date the Purchase Agreement terminates by its terms without the consummation of the Acquisition. In addition, (A) all commitments and undertakings of the Commitment Parties hereunder with respect to (i) the First Lien Credit Facilities will also expire upon receipt of the Required Amendments and (ii) the Incremental Term Loan Facility will also expire if the Required Amendments are not received prior to the Launch Date and (B) commitments hereunder in respect of the Incremental Term Loan Facility and the First Lien Term Loan Facility shall each automatically be reduced, on a dollar-for-dollar basis, by the aggregate net proceeds from any Equity Offering upon the closing thereof.

[THE BALANCE OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours,

SUNTRUST BANK

By:	/s/ R. David Dutton
Name:	R. David Dutton
Title:	Director

SUNTRUST ROBINSON HUMPHREY, INC.

By:	/s/ Noyes Palmer
Name:	Noyes Palmer
Title:	Director

Signature Page – Commitment Letter – Project Phoenix

ACCEPTED AND AGREED TO AS OF THE
DATE FIRST ABOVE WRITTEN:

NN, INC.

By:	/s/ Thomas C. Burwell, Jr.
Name:	Tom Burwell
Title:	Senior Vice President and
Chief Financial Officer

Signature Page – Commitment Letter – Project Phoenix

CONFIDENTIAL	EXHIBIT A to Commitment Letter

PROJECT PHOENIX

SUMMARY OF TERMS

$200 MILLION

SENIOR SECURED INCREMENTAL FIRST LIEN TERM LOAN FACILITY

Capitalized terms not otherwise defined herein have the same meanings as specified therefor elsewhere in the commitment letter (the “Commitment Letter”) to which this Summary of Terms is attached.

Borrower:	NN, Inc., a Delaware corporation (the “Borrower”).

Guarantors:	The obligations of the Borrower and its subsidiaries under the Incremental Term Loan Facility (as defined below) will be guaranteed by each existing and future direct and indirect domestic subsidiary of the Borrower (including the Target and its subsidiaries) that provides, or is required to provide, a guarantee under the Existing Credit Agreement (collectively, the “Guarantors”). All guarantees will be guarantees of payment and not of collection.

Administrative and Collateral Agent:	SunTrust Bank (“SunTrust Bank”) will act as sole administrative and collateral agent (the “Administrative Agent”).

Documentation Agent:	SunTrust Bank will act as sole documentation agent.

Lead Arrangers and Joint Bookrunners:	SunTrust Robinson Humphrey, Inc. (“STRH”), together with such other Additional Agents appointed pursuant to the Commitment Letter, will act as joint lead arrangers and joint bookrunners (the “Lead Arrangers”).

Lenders:	Certain banks, financial institutions and institutional lenders acceptable to the Lead Arrangers selected in consultation with the Borrower (collectively, the “Incremental Term Loan Lenders”).

Incremental Term Loan Facility:	An incremental senior secured term loan facility of $200 million (the “Incremental Term Loan Facility” and the loans thereunder, the “Incremental Term Loans”); provided that the amount of the Incremental Term Loan Facility shall be automatically reduced, on a dollar-for-dollar basis, by the aggregate net proceeds from any Equity Offering upon the closing thereof. The Incremental Term Loans will be structured as an increase to the Tranche B Term Loans (as defined in the Existing Credit Agreement) outstanding under the Existing Credit Agreement to the extent such Incremental Term Loans would be fungible with the Tranche B Term Loans (a “Fungible Increase”). To the extent the Incremental Term Loans would not constitute a Fungible Increase, such Incremental Term Loans will be structured as a standalone tranche.

CONFIDENTIAL	EXHIBIT A to Commitment Letter

Incremental Term Loans:	After the Closing Date, the Borrower will be permitted to increase the commitments under the Revolving Facility and/or incur additional term loans or add additional tranches of term loans as permitted under the Amended Credit Agreement. For the avoidance of doubt, the Incremental Term Loans will have the benefit of the MFN provision (i.e. 50 bps MFN with no sunset) set forth in the Existing Credit Agreement and applicable to Term Loans (as defined in the Existing Credit Agreement).

Security:	Subject to the Limited Conditionality Provision, as security for the Incremental Term Loan Facility, valid and perfected first priority (subject to the exceptions set forth in the Existing Credit Agreement) liens and security interests in all of the Collateral (as defined in the Existing Credit Agreement), including Collateral of the Target and its subsidiaries to the extent required pursuant to the terms of the Existing Credit Agreement. The Collateral shall not include any Excluded Assets (as defined in the Existing Credit Agreement).

Purpose:	The proceeds of the Incremental Term Loan Facility shall be used to (i) finance in part the Acquisition; (ii) consummate the Refinancing, (iii) pay fees and expenses incurred in connection with the Transactions; and (iv) to the extent of any portion of the Incremental Term Loan Facility remaining after giving effect to the items specified in clauses (i) through (iii) of this section, provide ongoing working capital and funds for other general corporate purposes of the Borrower and its subsidiaries.

Documentation Principles:	The definitive documentation for the Incremental Term Loan Facility (collectively, the “Loan Documents”) shall be in the form of an amendment to the Existing Credit Agreement consistent with this Term Sheet and shall contain only those conditions to borrowing, mandatory prepayments, representations, warranties, covenants and events of default expressly set forth in this Term Sheet. It being further understood and agreed that the Borrower, the Lead Arrangers and the Administrative Agent will negotiate in good faith to finalize the Loan Documents. The Loan Documents shall be subject to materiality qualifications and other exceptions that give effect to and/or permit the Transactions. This paragraph and the provisions herein are collectively referred to as the “Documentation Principles.”

Interest Rates:	As set forth in Addendum I to this Exhibit A.

Maturity:	October 19, 2022.

CONFIDENTIAL	EXHIBIT A to Commitment Letter

Scheduled Amortization:	The Incremental Term Loans will be subject to quarterly amortization of principal equal to (a) on the last day of each fiscal quarter after the Closing Date (commencing with the first fiscal quarter after the fiscal quarter in which the Closing Date occurs), 0.25% of the initial principal amount of the Incremental Term Loans and (b) on the maturity date for the Incremental Term Loans, all remaining outstanding principal amounts, in each case as adjusted for any optional or mandatory prepayments (collectively, the “Scheduled Amortization”). To the extent the Incremental Term Loans constitute a Fungible Increase, the amortization schedule with respect to Tranche B Term Loans in the Existing Credit Agreement will be adjusted to reflect the incurrence of the Incremental Term Loans.

Mandatory Prepayments:	In addition to regularly scheduled payments of principal, the Borrower will be required to make mandatory prepayments of the Incremental Term Loans to the extent required pursuant to the Existing Credit Agreement. To the extent the Incremental Term Loans do not constitute a Fungible Increase, the Incremental Term Loans shall share in all mandatory prepayments on at least a pro rata basis with the Tranche B Term Loans.

Optional Prepayments:	The Incremental Term Loans may be prepaid in whole or in part at any time without premium or penalty (other than as set forth in the section entitled “Call Protection” below), subject to reimbursement of the Incremental Term Loan Lenders’ breakage and redeployment costs in the case of prepayment of LIBOR borrowings. Each such prepayment of the Incremental Term Loans shall be applied to the principal installments thereof as directed by the Borrower.

Call Protection:	Notwithstanding the foregoing section, if on or prior to the day that is six months after the Third Amendment Effective Date (as defined in the Existing Credit Agreement), a Repricing Event (as defined in the Existing Credit Agreement) occurs, the Borrower will pay a premium (the “Call Premium”) in an amount equal to 1.00% of the outstanding principal amount of the Incremental Term Loan that is subject to such Repricing Event. To the extent the Incremental Term Loans constitute a Fungible Increase, the soft call provisions applicable to the Tranche B Term Loans will be modified to also extend to the day that is six months after the Third Amendment Effective Date.

Conditions Precedent to closing:	As set forth in Exhibit C to the Commitment Letter.

Representations and Warranties:	Same as those set forth in the Existing Credit Agreement.

CONFIDENTIAL	EXHIBIT A to Commitment Letter

Covenants:	Those affirmative, negative and financial covenants (applicable to the Borrower and its subsidiaries) limited to the following:

(a) Affirmative Covenants - Same as those set forth in the Existing Credit Agreement.

(b) Negative Covenants - Same as those set forth in the Amended Credit Agreement.

(c) Financial Covenants - Same as those set forth in the Amended Credit Agreement.

Events of Default:	Same as those set forth in the Existing Credit Agreement.

Assignments and Participations:	Assignments of, and participations in, the Incremental Term Loans shall be made in accordance with the terms set forth in the Existing Credit Agreement.

Waivers and Amendments:	Waivers and amendments of the Loan Documents shall be permitted on the terms set forth in the Existing Credit Agreement.

Indemnification:	Indemnification shall be provided on the terms set forth in the Existing Credit Agreement; provided, for the avoidance of doubt, the Lead Arrangers shall be treated as Arrangers (as defined in the Existing Credit Agreement) for purposes of the indemnification provisions.

Governing Law:	State of New York, other than to the extent necessary to enforce Collateral.

Pricing/Fees/Expenses:	As set forth in Addendum I.

Counsel to the Administrative Agent:	Cahill Gordon & Reindel LLP.

CONFIDENTIAL	ADDENDUM I TO EXHIBIT A to Commitment Letter

PRICING, FEES AND EXPENSES

Interest Rates:	The interest rates per annum applicable to the Incremental Term Loans will be Eurodollar Rate (as defined in the Existing Credit Agreement, including, for the avoidance of doubt, the inclusion of a floor of 0.75%) plus the Applicable Margin or, at the option of the Borrower, the Base Rate (as defined in the Existing Credit Agreement) plus the Applicable Margin.

The “Applicable Margin” with respect to the Incremental Term Loan Facility shall mean 375.0 bps for Eurodollar Rate loans and 275.0 bps for Base Rate loans.

Default interest shall be payable in accordance with the terms of the Existing Credit Agreement.

All calculations of interest and fees shall be made on the terms set forth in the Existing Credit Agreement.

Calculation of Interest and fees:	All calculations of interest and fees shall be made on the terms set forth in the Existing Credit Agreement.

Cost and Yield Protection:	All cost and yield protection provisions shall be on the terms set forth in the Existing Credit Agreement.

Expenses:	Subject to the provisions of paragraph 6 of the Commitment Letter, the Borrower will pay all reasonable costs and expenses associated with the preparation, due diligence, administration, syndication and closing of all loan documentation, including, without limitation, the legal fees of counsel to the Commitment Parties, regardless of whether or not the Incremental Term Loan Facility closes. The Borrower will also pay the expenses of the Administrative Agent and each Lender in connection with the enforcement of any of the loan documentation.

A-I-1

CONFIDENTIAL	EXHIBIT B to Commitment Letter

PROJECT PHOENIX

SUMMARY OF TERMS

$100 MILLION SENIOR SECURED FIRST LIEN REVOLVING CREDIT FACILITY

$1,025 MILLION SENIOR SECURED FIRST LIEN TERM LOAN FACILITY

Capitalized terms not otherwise defined herein have the same meanings as specified therefor elsewhere in the commitment letter (the “Commitment Letter”) to which this Summary of Terms is attached.

Borrower:	NN, Inc., a Delaware corporation (the “Borrower”).

Guarantors:	The obligations of the Borrower and its subsidiaries under the First Lien Credit Facilities (as defined below) and under any treasury management, interest protection or other hedging arrangements entered into with the Administrative Agent (as defined below), or any affiliate thereof, or a Lender (as defined below), or any affiliate thereof (all such obligations, collectively, the “Secured Obligations”), will be guaranteed by each existing and future direct and indirect domestic subsidiary of the Borrower (including the Target and its subsidiaries) that provides, or is required to provide, a guarantee under the Existing Credit Agreement (collectively, the “Guarantors”). All guarantees will be guarantees of payment and not of collection.

Administrative and Collateral Agent:	SunTrust Bank (“SunTrust Bank”) will act as sole administrative and collateral agent (the “Administrative Agent”).

Documentation Agent:	SunTrust Bank will act as sole documentation agent.

Lead Arrangers and Joint Bookrunners:	SunTrust Robinson Humphrey, Inc. (“STRH”), together with such other Additional Agents appointed pursuant to the Commitment Letter, will act as joint lead arrangers and joint bookrunners (the “Lead Arrangers”).

Lenders:	Certain banks, financial institutions and institutional lenders acceptable to the Lead Arrangers selected in consultation with the Borrower (collectively, the “Lenders”).

First Lien Credit Facilities:	The First Lien Credit Facilities will be comprised of:

(i) a senior secured first lien term loan facility (the “First Lien Term Loan Facility” and the loans made thereunder on the Closing Date, the “First Lien Term Loans”) in an aggregate principal amount of up to $1,025 million (subject to increase, at the Borrower’s election, to the extent required under Section C, “Market Flex” of the Fee

CONFIDENTIAL	EXHIBIT B to Commitment Letter

Letter to account for any increased original issue discount and/or upfront fees with respect to the First Lien Term Loan Facility), all of which will be drawn on the Closing Date; provided that the amount of the First Lien Term Loan Facility shall be automatically be reduced, on a dollar-for-dollar basis, by the aggregate net proceeds from any Equity Offering upon the closing thereof. The Lenders providing the First Lien Term Loans are referred to herein as the “Term Loan Lenders”.

(ii)  a senior secured revolving credit facility in an aggregate principal amount up to $100 million (the “Revolving Credit Facility” and together with the First Lien Term Loan Facility, the “First Lien Credit Facilities”). The Revolving Credit Facility will include the LC Sublimit (as defined below) and the sublimit for Swing Line Loans (as defined below) referenced below. The Lenders providing the Revolving Credit Facility are referred to herein as the “Revolving Lenders” and together with the Term Loan Lender, the “First Lien Lenders”. The Revolving Credit Facility shall allow the Borrower to borrow, repay and reborrow until the Revolving Credit Maturity Date (as defined below).

Letters of Credit:	Sublimit for the issuance of letters of credit for the account of Borrower (“Letters of Credit”): $15 million (the “LC Sublimit”). Letters of Credit will be issued by SunTrust Bank and the other Revolving Lenders on a pro rata basis (each, an “Issuing Bank”). Availability under the Revolving Credit Facility will be reduced by any outstanding Letters of Credit.

Letters of Credit, if any, shall expire (a) not later than 364 days from issuance, and (b) not later than 30 days prior to the Revolving Credit Maturity Date.

The aggregate amount of Letters of Credit outstanding (including any unpaid amounts drawn thereunder) at any one time shall not exceed the LC Sublimit and no Issuing Bank shall have a letter of credit commitment in excess of its proportionate share of the LC Sublimit, based on its commitments under the Revolving Credit Facility.

Drawings under any Letter of Credit shall be reimbursed by the Borrower (whether with its own funds or with proceeds of the Revolving Credit Facility), on the next business day (with interest thereon at the rate applicable to Base Rate loans). To the extent that the Borrower does not so reimburse the applicable Issuing Bank, the Lenders under the Revolving Credit Facility shall be irrevocably and unconditionally obligated to reimburse the Issuing Bank on a pro rata basis.

CONFIDENTIAL	EXHIBIT B to Commitment Letter

Swing Line Loans:	Sublimit for swing line loans (“Swing Line Loans”) of an amount equal to $10 million. Swing Line Loans will be made available by SunTrust Bank (the “Swing Line Lender”) on a same day basis.

The Borrower must repay each Swing Line Loan in full within 7 days or upon demand of the Swing Line Lender. Borrowings of Swing Line Loans will reduce availability under the Revolving Credit Facility.

Incremental First Lien Facilities:	After the Closing Date, the Borrower will be permitted to incur additional term loans that will be included in the First Lien Term Loan Facility (each, an “Incremental First Lien Term Loan”) or additional commitments under the Revolving Credit Facility (each, an “Incremental Revolving Commitment” and together with any Incremental First Lien Term Loan, the “Incremental First Lien Facilities”) provided that the following conditions are met:

(a) no Lender will be required or otherwise obligated to participate in any Incremental First Lien Facilities;

(b) the aggregate principal amount of all Incremental First Lien Facilities shall not exceed (i) $150 million (the “Incremental Dollar Basket”) plus (ii) the aggregate amount of all voluntary prepayments (other than in connection with a refinancing) of the First Lien Term Loans and reductions of commitments under the Revolving Credit Facility, in each case made prior to the date of any such incurrence (the “Incremental Voluntary Prepayment Basket”) plus (iii) unlimited additional amounts so long as after giving effect to such Incremental First Lien Facilities permitted under this clause (iii) and the application of the proceeds therefrom, the Consolidated First Lien Leverage Ratio (to be defined in a manner consistent with the definition of Consolidated Secured Leverage Ratio in the Existing Credit Agreement but excluding from such calculation indebtedness that is not secured by a first priority lien) calculated on a pro forma basis and assuming in the case of any Revolving Facility that such commitments are fully utilized, is no greater than 1.0x less than such ratio on the Closing Date (the “Incremental Ratio Basket”) (disregarding amounts incurred concurrently with the incurrence of Incremental First Lien Facilities in reliance on the Incremental Dollar Basket and/or the Incremental Voluntary Prepayment Basket, in which case the Consolidated First Lien Leverage Ratio shall be permitted to exceed such limit to the extent of those amounts incurred in reliance on such baskets);

(c) immediately after giving effect to any Revolving Facility Increase or borrowing under any Incremental First Lien Term Loan and the application of the proceeds therefrom: (i) no event of default shall have occurred and be continuing or would exist after

CONFIDENTIAL	EXHIBIT B to Commitment Letter

giving effect thereto, and (ii) each of the representations and warranties in the Loan Documents shall be true and correct in all material (except to the extent already qualified by materiality, in which case such representations and warranties shall be true and correct in all respects) respects (unless it expressly relates to an earlier date, in which case it shall have been true and correct in all material respects as of such earlier date (except to the extent already qualified by materiality, in which case each shall have been true and correct in all respects)) (except in the case of Incremental First Lien Term Loans to be used to provide funding for any permitted acquisition or permitted investment that the Borrower or one or more of its Restricted Subsidiaries is contractually committed to consummate (it being understood that such commitment may be subject to conditions precedent, which conditions precedent may be amended, satisfied or waived in accordance with the terms of the applicable agreement) and whose consummation is not conditioned on the availability of, or on obtaining, third party financing (any such acquisition or investment, a “Limited Condition Transaction”), in each case, the standard will be (i) no payment or bankruptcy event of default shall have occurred and be continuing, and such representations and warranties shall be true and correct in all material respects (except to the extent already qualified by materiality, in which case such representations and warranties shall be true and correct in all respects), at the time the definitive agreement in respect thereof is entered into (unless a representation or warranty expressly relates to an earlier date, in which case it shall have been true and correct in all material respects as of such earlier date (except to the extent already qualified by materiality, in which case it shall have been true and correct in all respects)) and (ii) no payment or bankruptcy event of default shall exist and be continuing at the time the applicable transaction is consummated);

(d) any additional conditions to entering into or the making of extensions of credit under any Incremental First Lien Facility, including as to the timing of any such condition (as between being made upon execution of an incremental amendment or upon the making of any loans thereunder) shall be as agreed to between the Borrower and the relevant lenders providing such Incremental First Lien Facility (including any reduction in the scope of any representations and warranties to be made at the time the transaction is consummated);

(e) any Revolving Facility Increases shall be on the same terms and conditions as the Revolving Facility;

(f) with respect to any Incremental First Lien Term Loan Facility, the interest rate, interest rate margins, fees, discount, prepayment premiums, amortization and final maturity date for such Incremental Term Loan facility shall be as agreed by the Borrower

CONFIDENTIAL	EXHIBIT B to Commitment Letter

and the lenders providing such Incremental First Lien Term Loan Facility; provided that: (I) the final maturity of such Incremental First Lien Term Loan facility shall not be earlier than the maturity date of the First Lien Term Loans; (II) the weighted average life to maturity of such Incremental First Lien Term Loan facility shall not be shorter than the weighted average life to maturity of the First Lien Term Loans; and (III) for the first twelve (12) months following the Closing Date, such Incremental First Lien Term Loan Facility shall be subject to a “most favored nation” pricing provision that ensures that the initial yield on such Incremental First Lien Term Loan Facility does not exceed the then-applicable yield on the First Lien Term Loans by more than 50 basis points per annum (which, for the purposes of this clause (f) shall be deemed to include all upfront and similar fees and original issue discount (“OID”) payable to the lenders providing such Incremental First Lien Term Loan facility and shall take into account the applicable margin and any LIBOR floor but shall not include any arrangement, underwriting, structuring or similar fees); and (iii) such Incremental Term Loan facility may have such other terms not inconsistent with clauses (i) and (ii) above as may be agreed among the Borrower, the Administrative Agent and the lenders providing such Incremental First Lien Term Loan facility.

The Incremental First Lien Term Loans will be pari passu to the remainder of the First Lien Term Loan Facility as to lien priorities, rights of payment and prepayment and voting and will be secured by the Collateral (as defined below) and guaranteed by the Guarantors. Payments will be made on a pro-rata basis.

The Borrower may seek commitments in respect of the Incremental First Lien Facilities, in its sole discretion, from existing Lenders (each of which shall be entitled to agree or decline to participate in its sole discretion) and additional banks, financial institutions and other persons who will become Lenders in connection therewith (“Additional Lenders”) or both from existing Lenders and Additional Lenders; provided that the Administrative Agent shall have consent rights (not to be unreasonably withheld, conditioned or delayed) with respect to such Additional Lenders, if such consent would be required under the heading “Assignments and Participations” for an assignment of loans or commitments, as applicable, to such Additional Lenders; provided, further, that solely with respect to any Revolving Facility Increase, the Swing Line Lender and the Issuing Bank shall have consent rights (not to be unreasonably withheld, conditioned or delayed) with respect to such Additional Lenders, if such consent would be required under the heading “Assignments and Participations” for an assignment of revolving loans or commitments, as applicable, to such Additional Lender.

CONFIDENTIAL	EXHIBIT B to Commitment Letter

Security:	Subject to the Limited Conditionality Provision, the Secured Obligations will be secured by a perfected first-priority security interest in the Collateral (to be defined in a manner substantially consistent with the Existing Credit Agreement), subject to permitted liens substantially consistent with the Existing Credit Agreement and to customary exceptions; provided that the Collateral shall not include any Excluded Assets (to be defined in a manner substantially consistent with the Existing Credit Agreement).

Purpose:	The proceeds of the First Lien Term Loan Facility shall be used to (i) finance in part the Acquisition; (ii) to consummate the Refinancing, (iii) pay fees and expenses incurred in connection with the Transactions; and (iv) to the extent of any portion of the First Lien Term Loan Facility remaining after giving effect to the items specified in clauses (i) through (iii) of this section, provide ongoing working capital and funds for other general corporate purposes of the Borrower and its subsidiaries.

Subject to the second succeeding sentence, the Revolving Credit Facility will be available after the Closing Date and at any time prior to the final maturity of the Revolving Credit Facility for the following:

(i) to finance the ongoing working capital requirements of the Borrower; and

(ii) for the general corporate purposes of the Borrower.

None of the proceeds of advances under the Revolving Credit Facility shall be used to finance all or any part the Acquisition. Notwithstanding anything to the contrary in this First Lien Credit Facilities Term Sheet, letters of credit issued under facilities and other credit support no longer available to the Borrower, Target or their subsidiaries as of the Closing Date may be “rolled over” on the Closing Date and/or new Letters of Credit may be issued on the Closing Date in order to backstop, replace or cash collateralize existing letters of credit.

Documentation Principles:	The definitive loan documentation for First Lien Credit Facilities (the “Loan Documents”) shall be based on the Existing Credit Agreement, and, except as otherwise agreed to by the Borrower will contain only those conditions to borrowing, mandatory prepayments, representations, warranties, covenants and events of default expressly set forth (or referred to) in this Term Sheet, the definitive terms of which will be negotiated in good faith giving due regard to the Existing Credit Agreement, shall be consistent with this Term Sheet and subject to changes to be agreed, including to reflect developments in the business and circumstances of the Borrower, the lending market, the terms and conditions set forth herein, the practices and procedures of the Administrative

CONFIDENTIAL	EXHIBIT B to Commitment Letter

Agent, developments in statutes and case law and certain legal due diligence. This paragraph and the provisions herein are collectively referred to as the “Documentation Principles”).

Interest Rates:	As set forth in Addendum I.

Maturity:	The First Lien Term Loans shall be subject to repayment according to the Scheduled Amortization (as defined below), with the final payment of all amounts outstanding, plus accrued interest, being due seven (7) years after the Closing Date.

The final maturity of the Revolving Credit Facility will occur on the fifth anniversary of the Closing Date (the “Revolving Credit Maturity Date”), and the commitments with respect to the Revolving Credit Facility will automatically terminate on such date.

Scheduled Amortization:	The First Lien Term Loan will be subject to quarterly amortization of principal equal to (a) on the last day of each fiscal quarter after the Closing Date (commencing on the last day of the first full fiscal quarter after the fiscal quarter in which the Closing Date occurs), 0.25% of the initial principal amount of the First Lien Term Loan and (b) on the maturity date for the First Lien Term Loan, all remaining outstanding principal amounts, which amounts in each case shall be reduced as a result of any optional or mandatory prepayments (collectively, the “Scheduled Amortization”).

Mandatory Prepayments:	In addition to the amortization set forth above, (a) commencing with the fiscal year beginning January 1, 2018 (and for each fiscal year thereafter), 50% of Excess Cash Flow (to be defined in a manner substantially consistent with the Existing Credit Agreement) and with leverage-based step-downs to 25% when the Consolidated Secured Leverage Ratio (to be in a manner substantially consistent with the Existing Credit Agreement) is less than 3.00x but greater than or equal to 2.50x, and 0% when the Consolidated Secured Leverage Ratio is less than 2.50x), provided that voluntary prepayments of the First Lien Term Loan Facility made during such fiscal year shall reduce Excess Cash Flow payments on a dollar-for-dollar basis for such applicable fiscal year (excluding, for the avoidance of doubt, any voluntary prepayments funded with indebtedness), (b) 100% of all net cash proceeds from sales of property and assets and insurance and condemnation events of the Borrower and its subsidiaries (excluding asset sales in the ordinary course of business and other thresholds and exceptions to be agreed upon in the loan documentation), subject to reinvestment in other assets useful in the business of the Borrower or any of its subsidiaries within 365 days of such sale or insurance and condemnation event or, if so committed to reinvestment pursuant to a legally binding contract within such 365-day period, reinvested within 180 days after the end of such 365-day period; and (c) 100% of all net cash

CONFIDENTIAL	EXHIBIT B to Commitment Letter

proceeds from the issuance or incurrence after the Closing Date of additional debt of the Borrower or any of its subsidiaries to the extent not permitted under the loan documentation shall, in each case of clauses (a) through (c) above, be applied to the prepayment of the First Lien Credit Facilities; provided that the provisions regarding mandatory prepayments shall be no less favorable to the Borrower than those of the Existing Credit Agreement. Mandatory prepayments shall be applied first, to the next four scheduled amortization payments of Incremental Term Loan Facility and the First Lien Term Loan Facility in direct order and thereafter to the remaining scheduled amortization payments of the Incremental Term Loan Facility and the First Lien Term Loan Facility on a pro rata basis and then to the Revolving Credit Facility (without a permanent reduction of the commitments thereunder).

In addition, if for any reason the outstandings under the Revolving Credit Facility exceed the maximum amount of the Revolving Credit Facility, the Borrower shall, no later than the next business day, prepay the loans outstanding under the Revolving Credit Facility in an aggregate amount equal to such excess.

Optional Prepayments:	The First Lien Term Loans may be prepaid in whole or in part at any time without premium or penalty (other than as set forth in the section entitled “Call Protection” below), subject to reimbursement of the Term Loan Lenders’ breakage and redeployment costs in the case of prepayment of LIBOR borrowings. Each such prepayment of the First Lien Term Loans shall be applied to the principal installments thereof as directed by the Borrower.

The Borrower may voluntarily prepay all or any part of the Revolving Credit Facility without premium, subject to concurrent payments of any applicable LIBOR or interest rate breakage costs.

Call Protection:	Notwithstanding the foregoing section, if on or prior to the day that is six months after the Closing Date, a Repricing Event (to be defined in a manner substantially consistent with the Existing Credit Agreement) occurs, the Borrower will pay a premium (the “Call Premium”) in an amount equal to 1.00% of the outstanding principal amount of the First Lien Term Loan that is subject to such Repricing Event.

Conditions Precedent to Closing:	As set forth in Exhibit C to the Commitment Letter.

Conditions Precedent to All Borrowings After The Closing Date:	The conditions to all revolving loans under the Revolving Credit Facility and Letters of Credit after the Closing Date will consist

CONFIDENTIAL	EXHIBIT B to Commitment Letter

of (a) prior written notice of the request for the revolving loan or Letter of Credit in accordance with the procedures set out in the Loan Documents, (b) the accuracy of representations and warranties in the Loan Documents in all material respects, and (c) the absence of any default or event of default at the time of, and after giving effect to the making of the revolving loan or the issuance (or amendment or extension) of the Letter of Credit.

Representations and Warranties:	Substantially consistent with the Existing Credit Agreement giving effect to the Documentation Principles.

Covenants:	Those affirmative, negative and financial covenants (applicable to the Borrower and its subsidiaries) limited to the following:

(a) Affirmative Covenants - Substantially consistent with the Existing Credit Agreement giving effect to the Documentation Principles.

(b) Negative Covenants - Substantially consistent with the Existing Credit Agreement if the Amendment had been consummated giving effect to the Documentation Principles.

(c) Financial Covenants –

Term Loan Facility. None.

Revolving Credit Facility. Substantially consistent with the Existing Credit Agreement if the Amendment had been consummated giving effect to the Documentation Principles.

Events of Default:	Substantially consistent with the Existing Credit Agreement giving effect to the Documentation Principles.

Assignments and Participations:	Assignments and participations shall be made in accordance with terms that are substantially consistent with the Existing Credit Agreement giving effect to the Documentation Principles.

Waivers and Amendments:	Waivers and amendments of the Loan Documents shall be permitted on terms substantially consistent with the Existing Credit Agreement giving effect to the Documentation Principles.

Indemnification:	The Borrower will indemnify and hold harmless the Administrative Agent, each Lead Arranger, each Lender and their respective affiliates and their partners, directors, officers, employees, agents and advisors from and against all losses, claims, damages, liabilities and expenses arising out of or relating to the First Lien Credit Facilities, any other aspect of the Transactions, the Borrower’s use of loan proceeds or the commitments, including, but not limited to, reasonable attorneys’ fees (including the allocated cost of

CONFIDENTIAL	EXHIBIT B to Commitment Letter

internal counsel) and settlement costs. This indemnification shall be on terms substantially similar to those of the Existing Credit Agreement and shall survive and continue for the benefit of all such persons or entities.

Governing Law:	State of New York, other than to the extent necessary to enforce Collateral.

Pricing/Fees/Expenses:	As set forth in Addendum I.

Counsel to the Administrative Agent:	Cahill Gordon & Reindel LLP.

CONFIDENTIAL	ADDENDUM I TO EXHIBIT B to Commitment Letter

PRICING, FEES AND EXPENSES

Interest Rates:	The interest rates per annum applicable to the First Lien Credit Facilities will be LIBOR plus the Applicable Margin or, at the option of the Borrower, the Base Rate plus the Applicable Margin.

“LIBOR” means the greater of: (i) in the case of the First Lien Term Loan Facility, 1.00% per annum and in the case of Revolving Credit Facility, 0.00% per annum and (ii) the London Interbank Offered Rates quoted by recognized financial sources such as Reuters or Bloomberg, adjusted if necessary for any statutory reserves.

“Base Rate” means a fluctuating interest rate per annum equal to the greatest of (i) the rate of interest established by SunTrust Bank, from time to time, as its “prime rate,” whether or not publicly announced, which interest rate may or may not be the lowest rate charged by it for commercial loans or other extensions of credit; (ii) the Federal Funds Effective Rate in effect from time to time, determined one Business Day in arrears, plus 1/2 of 1% per annum; and (iii) the then-applicable LIBOR rate for one month interest periods plus 1.00% per annum.

The “Applicable Margin” with respect to the First Lien Term Loan Facility shall mean 375.0 bps for LIBOR loans and 275.0 bps for Base Rate loans and with respect to the Revolving Credit Facility, LIBOR loans and Base Rate loans and the commitment fee shall be based on the following grid:

Level	Total Leverage Ratio	Base Rate Margin (bps)	LIBOR Margin (bps)	Commitment Fee (bps)
1	> 4.00x > 3.50x	250.0	350.0	50.0
2	and ≤ 4.00x	225.0	325.0	50.0
3	> 3.00 and	200.0	300.0	50.0
4	≤ 3.50x > 2.50x	175.0	275.0	37.5
5	and ≤ 3.00x ≤ 2.50x	150.0	250.0	25.0

Level 1 pricing will apply at Closing Date up through delivery of the covenant compliance certificate for the first full fiscal quarter ending after the Closing Date. Thereafter, the Applicable Margin will be determined quarterly upon receipt of the quarterly

B-I-1

CONFIDENTIAL	ADDENDUM I TO EXHIBIT B to Commitment Letter

and annual financial statements. During the continuance of any event of default or at any time that the Borrower has not delivered compliance certificates, Level 1 pricing will apply.

The Borrower may select interest periods of one, two, three or six months for LIBOR loans, subject to availability. Interest shall be payable at the end of the selected interest period, but no less frequently than quarterly.

During the continuance of any default under the loan documentation, the Applicable Margin on obligations owing under the loan documentation shall increase by 2% per annum (subject, in all cases other than a default in the payment of principal when due or a bankruptcy default, to the request of the Required Lenders).

Swing Line Loans shall bear interest at the Base Rate plus the Applicable Margin applicable to Base Rate loans.

Letter of Credit Fees:	Trade or Documentary Letters of Credit Fees: A per annum fee, payable quarterly in arrears, equivalent to the then applicable per annum LIBOR margin for Revolving Credit Facility loans times the face amount of the letter of credit, and other such normal and customary fees charged by the applicable Issuing Bank for issuance, and upon draws, amendments, or renewals, etc.

Standby Letter of Credit: A per annum fee, payable quarterly in arrears, equivalent to the then applicable per annum LIBOR margin for Revolving Credit Facility loans times the face amount of the letter of credit, and other such normal and customary fees charged by the applicable Issuing Bank upon draws, amendments, or renewals, etc.

Letter of Credit Fronting Fee: 12.5 basis points shall be paid, on a per annum basis, to the Administrative Agent for the sole benefit of the applicable Issuing Bank for all issued and outstanding Letters of Credit.

Calculation of Interest and fees:	Other than calculations in respect of interest at the Base Rate (which shall be made on the basis of actual number of days elapsed in a 365/366 day year), all calculations of interest and fees shall be made on the basis of actual number of days elapsed in a 360 day year.

Cost and Yield Protection:	Customary for transactions and facilities of this type, including, without limitation, in respect of breakage or redeployment costs incurred in connection with prepayments, changes in capital adequacy and capital requirements or their interpretation, illegality, unavailability, reserves without proration or offset and payments free and clear of withholding or other taxes.

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CONFIDENTIAL	ADDENDUM I TO EXHIBIT B to Commitment Letter

Expenses:	Subject to the provisions of Paragraph 6 of the Commitment Letter, the Borrower will pay all reasonable costs and expenses associated with the preparation, due diligence, administration, syndication and closing of all loan documentation, including, without limitation, the legal fees of counsel to the Commitment Parties, regardless of whether or not the First Lien Credit Facilities close. The Borrower will also pay the expenses of the Administrative Agent and each Lender in connection with the enforcement of any of the loan documentation.

B-I-3

CONFIDENTIAL	EXHIBIT C to Commitment Letter

PROJECT PHOENIX

CONDITIONS ANNEX

$200 Million Senior Secured Incremental First Lien Term Loan Facility

$100 Million Senior Secured Revolving Credit Facility

$1,025 Million Senior Secured First Lien Term Loan Facility

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the commitment letter (the “Commitment Letter”) to which this Exhibit C is attached.

Closing Conditions applicable to the applicable Facilities

The closing of the applicable Facilities and the initial extensions of credit under the applicable Facilities will be subject solely to satisfaction (or waiver) of the following conditions precedent:

1. Subject in each case to the applicable provisions of the Limited Conditionality Provision:

a. the negotiation, execution and delivery of the loan documentation with respect to the applicable Facilities consistent with the terms and conditions outlined in the Commitment Letter (including the Term Sheets) and subject to the Documentation Principles; and

b. all documents and instruments (including filings, recordations, and payment of fees and taxes) required to create and perfect a valid, first-priority security interest for the benefit of the applicable secured parties under the applicable Facilities, in the Collateral shall have been completed and executed and delivered and, if applicable, be in proper form for filing and filed in the appropriate filing offices.

2. The applicable Administrative Agent shall have received:

a. a customary borrowing notice and a customary executed funds flow statement with respect to all loans to be advanced on the Closing Date;

b. such customary corporate resolutions, certificates (including officer’s certificates and good standing certificates) and other documents (including lien searches and organizational documents) as the Lead Arrangers shall reasonably require and reasonably satisfactory opinions of (i) counsel to the Borrower and the Guarantors (which shall cover, among other things, authority, legality, validity, binding effect and enforceability of the loan documentation with respect to the applicable Facilities and creation and perfection of security interests and liens) and (ii) appropriate local counsel;

c. (1) unaudited consolidated balance sheets and related statements of income and cash flows of the Borrower and its subsidiaries (excluding, for the avoidance of doubt, the Target and its subsidiaries) for the fiscal quarter ended March 31, 2018 in the event that the Closing Date is on or after May 15, 2018 and for the fiscal quarter ended June 30, 2018 in the event that the Closing Date is on or after August 15, 2018, (2) the unaudited consolidated balance sheet of the Target and its subsidiaries and the related consolidated statements of income and cash flows for each fiscal quarter ended on or after March 31, 2018 in the event that the Closing Date is on or after May 15, 2018 and for the fiscal quarter ended June 30, 2018 in the event that the Closing Date

CONFIDENTIAL	EXHIBIT C to Commitment Letter

is on or after August 15, 2018, (3) the audited consolidated balance sheet and related statements of income and cash flows of the Borrower and its subsidiaries (excluding, for the avoidance of doubt, the Target and its subsidiaries) for the last fiscal year of the Borrower ended at least 90 days prior to the Closing Date and (4) the audited consolidated balance sheet of the Target and its subsidiaries as of December 31, 2017 and December 31, 2016 and the related consolidated statements of income and cash flows for the years then ended; provided that the Administrative Agent acknowledges receipt of the statements referenced in (3) and (4);

d. at least 10 Business Days prior to the Closing Date, at the request of the Administrative Agent, (x) a pro forma consolidated balance sheet as of December 31, 2017 and (y) pro forma statements of income of the Borrower and its subsidiaries for the twelve-month period ending on December 31, 2017; in each case, after giving effect to all elements of the Transactions to be effected on or before the Closing Date; provided that all such financial statements need not comply Regulation S-X under the Securities Act of 1933 (the “Securities Act”) or include adjustments for purchase accounting, in each case to the extent customary for senior secured bank financing transactions of this type;

e. certification as to the financial condition and solvency of the Borrower and its subsidiaries on a consolidated basis (after giving effect to the Transactions and the incurrence and repayment of indebtedness related thereto) from the chief financial officer of the Borrower substantially in the form of Exhibit E hereto; and

f. all documentation and other information about the Borrower, the Target and their respective subsidiaries required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA PATRIOT Act, that has been reasonably requested in writing not less than five business days prior to the Closing Date.

3. There shall not have been any Company Material Adverse Effect (as defined in the Purchase Agreement as in effect on the date hereof) since the date of the Purchase Agreement.

4. As of the Closing Date, the Refinancing (to the extent that the Required Amendments were obtained prior to the Launch Date, solely with respect to the Target and its subsidiaries) shall have been consummated prior to, or shall be consummated substantially simultaneously with, the initial borrowings under the applicable Facilities, and SunTrust Bank shall have received customary payoff letters in connection therewith (including without limitation, payoff letters with respect to the Existing Credit Agreement to the extent that Required Amendments were not obtained prior to the Launch Date) confirming that all indebtedness with respect thereto shall have been fully repaid (except to the extent being so repaid with the proceeds of the initial borrowings under the applicable Facilities and to the extent outstanding letters of credit are continued or supported under the Revolving Credit Facility) and all commitments thereunder shall have been terminated and cancelled and all liens in connection therewith shall have been terminated and released, in each case prior to or concurrently with the initial borrowings under the Facilities. On the Closing Date, after giving effect to the Transactions, the Borrower and its subsidiaries shall not have any outstanding indebtedness (other than the applicable Facilities and to the extent the Required Amendment was obtained, indebtedness under the Existing Credit Agreement), indebtedness permitted to remain outstanding under the Purchase Agreement, other indebtedness in an aggregate amount not to exceed $8,000,000, other indebtedness that does not constitute debt for borrowed money or capital lease obligations and indebtedness that the Lead Arrangers and the Borrower agree may remain outstanding under the loan documentation with respect to the Facilities.

CONFIDENTIAL	EXHIBIT C to Commitment Letter

5. The Acquisition shall have been consummated, or substantially simultaneously with the initial borrowing under the applicable Facilities, as the case may be, shall be consummated, in accordance in all material respects with the terms of a Stock Purchase Agreement by and among the Borrower, the Purchaser, the Target and the Seller in the form of the Stock Purchase Agreement, dated as of the date hereof (as same may be modified thereafter as permitted below, the “Purchase Agreement”) (without giving effect to any amendment, modification, consent or waiver (including, without limitation, any updates to the exhibits, annexes and schedules thereto) that is materially adverse to the interests of the Lenders (in their capacity as such), either individually or in the aggregate, without the prior written consent of the Lead Arrangers (it being understood that (a) any modification, amendment, consent or waiver to (i) the definition of, or with respect to the occurrence of a, “Company Material Adverse Effect” in the Purchase Agreement, (ii) the third party beneficiary rights applicable to the Commitment Parties and/or the Lenders in the Purchase Agreement, or (iii) the governing law of the Purchase Agreement shall in each such case be deemed to be material to the interests of the Lenders, (b) any increase in the aggregate consideration payable under the Purchase Agreement shall not be deemed to be materially adverse to the interests of the Lenders (in their capacity as such) so long as such increase is not funded by the incurrence by the Borrower or any of its subsidiaries of any additional indebtedness, (c) any reduction in the aggregate consideration payable under the Purchase Agreement shall not be deemed to be materially adverse to the interests of the Lenders (in their capacity as such), so long as (x) such reduction is in the aggregate less than 10% of the purchase price payable on the date of the Commitment Letter pursuant to the Purchase Agreement and (y) there is a concurrent reduction in the aggregate principal amount of the commitments in respect of (at the discretion of the Lead Arrangers) each of the Incremental Term Loan Facility and the First Lien Term Loan Facility, as applicable, in an amount equal to such reduction, and (d) the effect of any purchase price or similar adjustment provisions set forth in the Purchase Agreement shall not be deemed to be an increase or decrease in the aggregate consideration payable under the Purchase Agreement and shall not be deemed to be an amendment or modification to the Purchase Agreement)).

6. The Specified Purchase Agreement Representations shall be true and correct to the extent required by the Limited Conditionality Provision. The Specified Representations shall be true and correct in all material respects (without duplication of any materiality qualifier therein) as of the Closing Date (or true and correct in all material respects (without duplication of any materiality qualifier therein) as of a specified date, if earlier). Solely with respect to the Incremental Term Loan Facility, no Event of Default (as defined in the Existing Credit Agreement) under Section 8.01(a) or 8.01(j) of the Existing Credit Agreement shall exist and be continuing on the Closing Date.

7. The Lead Arrangers shall have been offered a period of not less than 15 consecutive business days after the Marketing Period Commencement Date (as defined below) to seek to syndicate the applicable Facilities (ending on the business day no later than the Business Day immediately prior to the Closing Date) (such period, the “Required Marketing Period”), provided that such period of consecutive business days shall exclude July 2-6, 2018. “Marketing Period Commencement Date” means the date, which shall be no earlier than the Launch Date, on which the Borrower has provided the Lead Arrangers with (i) information of a type customarily provided by a borrower in senior secured bank financing transactions of this type in order to prepare confidential information memoranda, including each of the documents set forth in Paragraph 2.c of this Exhibit C (it being agreed that the Marketing Period Commencement Date shall not reset to the extent the Closing Date occurs after the Required Marketing Period requirement has been initially satisfied), and (ii) a customary authorization letter with respect to the final confidential information memoranda in connection with the syndication of the Facilities. The Lead Arrangers hereby acknowledge satisfaction of the requirements in clause (i) of the preceding sentence with respect to fiscal year ended December 31, 2017. If the Borrower shall in good faith reasonably believe that the Marketing Period Commencement Date has occurred, it may deliver to the Lead Arrangers written notice to that effect (stating when it believes it completed the applicable delivery), in which case the Marketing Period Commencement Date shall be deemed to have occurred on the date of the applicable

CONFIDENTIAL	EXHIBIT C to Commitment Letter

notice, unless the Lead Arrangers in good faith reasonably believe that the Marketing Period Commencement Date has not occurred, and, within 3 business days after their receipt of such notice from the Borrower, the Lead Arrangers deliver a written notice to the Borrower to that effect (stating with reasonable specificity the information that has not been delivered), in which case the Marketing Period Commencement Date shall be deemed to have occurred upon the delivery by the Borrower of information or provisions reasonably addressing the points contained in the notice.

Notwithstanding the foregoing, the Required Marketing Period shall be deemed not to have commenced, if prior to the completion of such period, (A) the Borrower’s auditor shall have withdrawn its audit opinion with respect to any year end audited financial statements set forth in the confidential information memoranda or (B) the Borrower shall have publicly announced any intention to restate any material financial information included in the confidential information memoranda or that any such restatement is under consideration, in which case the Required Marketing Period shall be deemed not to commence unless and until such restatement has been completed or the Borrower has determined that no restatement shall be required.

8. All fees required to be paid on the Closing Date pursuant to the Fee Letters and reasonable and documented out-of-pocket expenses required to be paid on the Closing Date pursuant to the Commitment Letter (including the fees and expenses of counsel for the Commitment Parties to the extent invoiced two business days’ in advance) will have been paid , or shall be paid substantially concurrently with, the initial funding of the Facilities (which amounts may be offset against the proceeds of the applicable Facilities).

9. The Borrower shall have commenced a consent solicitation to seek consents to effectuate the Required Amendments to the Existing Credit Agreement no later than two business days following the date hereof. Upon receipt of the necessary consents to effectuate the Required Amendments, if received, the Borrower shall have delivered to the Lead Arrangers the executed Amendment.

CONFIDENTIAL	EXHIBIT D to Commitment Letter

PROJECT PHOENIX

REQUIRED AMENDMENTS

$200 Million Senior Secured Incremental First Lien Term Loan Facility

$100 Million Senior Secured Revolving Credit Facility

$1,025 Million Senior Secured First Lien Term Loan Facility

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the commitment letter (the “Commitment Letter”) to which this Exhibit D is attached.

Required Amendments

The Amendment shall contain, and the Lead Arrangers shall seek to obtain the requisite consents for, the following amendments (with any changes as mutually agreed to by the Lead Arrangers and the Borrower) to the Existing Credit Agreement (such amendments, the “Required Amendments”):

1.	Modify Section 2.14(a)(i) of the Existing Credit Agreement to increase the amount of Incremental Increases (as defined in the Existing Credit Agreement) permitted thereunder from $100 million to $200 million.

2.	Modify Section 2.14(a)(vii)(y) and Section 2.14(d)(i)(B)(2)(y) of the Existing Credit Agreement to increase the Consolidated Secured Leverage Ratio therein from 4.00 to 1.00 and from the Closing Date Consolidated Net Leverage Ratio of 4.77 to 1.00, respectively, to the Consolidated Secured Leverage Ratio on the date hereof after giving pro forma effect to the consummation of the Transactions and to permit such ratio to be tested at the time the Purchase Agreement is entered into rather than when the Incremental Term Loans are actually incurred (and permit such ratio to be calculated on a pro forma basis assuming consummation of the Acquisition).

3.	Modify Section 2.14(a)(vi) of the Existing Credit Agreement to permit the incurrence of the Incremental Term Loans subject to Default or Event of Default existing on the date the Purchase Agreement is entered into and no payment or bankruptcy Event of Default existing on the Closing Date.

4.	Modify Section 2.14(a)(viii) and Section 2.14(d)(i)(B)(3) of the Existing Credit Agreement to permit the incurrence of the Incremental Term Loans subject to the Borrower’s certification as to the representations in the Existing Credit Agreement and the other Loan Documents being true and correct only being accurate with respect to the Specified Representations.

5.	Modify Section 2.14(c) of the Existing Credit Agreement to clarify that the Incremental Increases in connection with the Transactions shall be effective no later than the effective date of the Amendment.

6.	Modify Section 10.01 of the Existing Credit Agreement to permit existing Term Loans to be amended to add the benefit of “soft call” prepayment protection or to increase rate of interest applicable to any Term Loan without the consent of Lenders thereunder.

7.	Modify Section 7.01 of the Existing Credit Agreement to permit Liens existing on the Acquisition Closing Date securing certain indebtedness that has been repaid for up to 90 days while the Borrower uses its best efforts to remove, discharge or otherwise eliminate such Liens.

8.	Modify Section 7.03(b)(vii) of the Existing Credit Agreement to permit the consummation of the Acquisition without requiring compliance with the Pro Forma Leverage Test (as defined in the Existing Credit Agreement).

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CONFIDENTIAL	EXHIBIT D to Commitment Letter

9.	Modify Section 7.14 of the Existing Credit Agreement to replace the covenant therein with the following:

For the benefit of the Revolving Credit Lenders, the Swing Line Lender and the L/C Issuers only (and the Administrative Agent on their behalf), permit the Consolidated Net Leverage Ratio of the Borrower and its Subsidiaries as of the last day of any fiscal quarter of the Borrower to exceed a Consolidated Net Leverage Ratio to be agreed1, with step-downs to be agreed, if the aggregate Revolving Credit Exposure (excluding any Revolving Credit Exposure in respect of any existing Letter of Credit with respect to precious metals or any Letter of Credit (a) which has been cash collateralized in an amount equal to 103% or more of the maximum stated amount of such Letter of Credit and (b) which remains undrawn; provided that the Revolving Credit Exposure in respect of any such Letters of Credit that have not been cash collateralized as set forth in the foregoing clause (a) shall only be excluded to the extent the aggregate Revolving Credit Exposure of all such Letters of Credit excluded pursuant to this clause (b) does not exceed $5,000,000) outstanding as of the last day of such fiscal quarter exceeds $0.

[1]	Initial level to be set at a 20% cushion to the Consolidated Net Leverage Ratio as of the Closing Date.

D-2

CONFIDENTIAL	EXHIBIT E to Commitment Letter

PROJECT PHOENIX

FORM OF SOLVENCY CERTIFICATE

Pursuant to that certain credit agreement, dated as of [            ], 2018 (the “Credit Agreement”; by and among NN, Inc. (“Borrower”), certain subsidiaries of Borrower, as Guarantors, the Lenders party thereto from time to time and SunTrust Bank, in its capacity as administrative agent and collateral agent (in such capacities, the “Administrative Agent”), the undersigned hereby certifies, solely in such undersigned’s capacity as Chief Financial Officer of Borrower, and not individually, as follows:

I am generally familiar with the businesses and assets of Borrower and its Subsidiaries, taken as a whole, and am duly authorized to execute this Solvency Certificate on behalf of Borrower pursuant to the Credit Agreement.

As of the date hereof, after giving effect to the consummation of the Transactions, including the making of the Loans to be made on the date hereof under the Credit Agreement, on the date hereof, and after giving effect to the application of the proceeds of such indebtedness:

a.	The fair value of the assets of Borrower and its Subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise;

b.	The present fair saleable value of the property of Borrower and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured;

c.	Borrower and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured; and

d.	Borrower and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital.

For purposes of this Solvency Certificate, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement, as applicable.

[Remainder of this page intentionally left blank.]

IN WITNESS WHEREOF, the undersigned has executed this Certificate in such undersigned’s capacity as Chief Financial Officer of Borrower, on behalf of Borrower, and not individually, as of the date first stated above.

NN, INC., as Borrower

By:
Name:
Title: